Exhibit 16.1

July 18, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Gravity Co., Ltd. (copy attached), which we understand will be furnished to the Securities and Exchange Commission, as part of the Form 6-K of Gravity Co., Ltd. dated July 18, 2013. We agree with the statements concerning our Firm in such Form 6-K.

Very truly yours,

/s/ Samil PricewaterhouseCoopers